Filed Pursuant to Rule 433
Registration Statement Nos. 333-236659
and 333-236659-01

JPMorgan Chase Financial Company LLC

Fully and Unconditionally Guaranteed by JPMorgan Chase & Co.

Market Linked Securities

J.P.Morgan

Market Linked Securities— Leveraged Upside Participation and Contingent Downside Principal at Risk Securities Linked to the Lowest Performing of the Class A Common Stock of Alphabet Inc., the Common Stock of Amazon.com, Inc. and the Common Stock of Apple Inc. due January 25, 2027

Fact Sheet dated January 18, 2023 to Preliminary Pricing Supplement dated January 18, 2023

Summary of Terms

Issuer:	JPMorgan Chase Financial Company LLC
Guarantor:	JPMorgan Chase & Co.
Underlying Stocks:	The Class A common stock of Alphabet Inc. (Bloomberg ticker: GOOGL), the common stock of Amazon.com, Inc. (Bloomberg ticker: AMZN) and the common stock of Apple Inc. (Bloomberg ticker: AAPL)
Pricing Date[1]:	January 20, 2023
Issue Date[1]:	January 25, 2023
Calculation Day[1, 2]:	January 15, 2027
Stated Maturity Date[1, 2]:	January 25, 2027
Principal Amount:	$1,000 per security (100% of par)
Maturity Payment Amount:	• if the ending price of the lowest performing Underlying Stock is greater than its starting price: $1,000 + ($1,000 × stock return of the lowest performing Underlying Stock × upside participation rate) • if the ending price of the lowest performing Underlying Stock is less than or equal to its starting price, but greater than or equal to its threshold price: $1,000; or • if the ending price of the lowest performing Underlying Stock is less than its threshold price: $1,000 + ($1,000 × stock return of the lowest performing Underlying Stock)
Lowest Performing Underlying Stock	The Underlying Stock with the lowest stock return
Upside Participation Rate:	At least 213.50%, to be determined on the pricing date
Starting Price:	For each Underlying Stock, its stock closing price on the pricing date
Ending Price:	For each Underlying Stock, its stock closing Underlying Stock on the calculation day
Threshold Price:	For each Underlying Stock, 75% of its starting price
Stock Return:	For each Underlying Stock, (ending price – starting price) / starting price
Calculation Agent:	J.P. Morgan Securities LLC ("JPMS")
Denominations:	$1,000 and any integral multiple of $1,000
CUSIP:	48133TZE8
Fees and Commissions:	Up to 3.125% for Wells Fargo Securities, LLC ("WFS"); WFS has advised us that dealers, including Wells Fargo Advisors ("WFA"), may receive 2.25% of WFS's fee, and WFA may also receive a distribution expense fee of 0.075%. In addition, with respect of certain securities sold in this offering, JPMS may pay a fee of up to 0.40% to selected dealers in consideration for marketing and other services in connection with the distribution of the securities to other dealers.
Tax Considerations:	See the preliminary pricing supplement.

[1] Subject to change
[2] Subject to postponement

Hypothetical Payout Profile*


213.50% of stock return of the lowest performing Underlying Stock repayment of original offering price for decrease of not more than 25%
25%
Security Return at Maturity
80%
60%
40%
20%
0%
-20%
-40%
-60%
-80%
-100%
-100%
-80%
-60%
-40%
-20%
0%
20%
40%
60%
80%
Hypothetical Security Return
Hypothetical Stock Return of the Lowest Performing Underlying Stock

*Assumes an upside participation rate equal to the minimum upside participation rate

If the ending price of the lowest performing Underlying Stock is less than its threshold price, you will have full downside exposure to the decrease in the price of that Underlying Stock from its starting price and will lose more than 25%, and possibly all, of the principal amount of your securities at maturity.

The securities are unsecured and unsubordinated obligations of JPMorgan Chase Financial Company LLC, which we refer to as JPMorgan Financial, the payment on which is fully and unconditionally guaranteed by JPMorgan Chase & Co. **Any payment on the securities is subject to the credit risk of JPMorgan Financial, as issuer of the securities, and the credit risk of JPMorgan Chase & Co., as guarantor of the securities.**

If the securities priced on the date of the accompanying preliminary pricing supplement, the estimated value of the securities would be approximately $930.70 per security. The estimated value of the securities, when the terms of the securities are set, will be provided in the pricing supplement and will not be less than $910.00 per security. See "The Estimated Value of the Securities" in the preliminary pricing supplement for additional information.

Preliminary Pricing Supplement:
http://www.sec.gov/Archives/edgar/data/19617/000121390023003289/s148211_424b2.htm

The securities have complex features and investing in the securities involves risks not associated with an investment in conventional debt securities. See "Risk Factors" in the accompanying prospectus supplement and the accompanying product supplement and "Selected Risk Considerations" in the accompanying preliminary pricing supplement.

The securities are not bank deposits, are not insured by the Federal Deposit Insurance Corporation or any other governmental agency and are not obligations of, or guaranteed by, a bank.

THIS FACT SHEET DOES NOT PROVIDE ALL OF THE INFORMATION THAT AN INVESTOR SHOULD CONSIDER PRIOR TO MAKING AN INVESTMENT DECISION. This fact sheet should be read in conjunction with the accompanying preliminary pricing supplement, prospectus, prospectus supplement and product supplement.

Selected Risk Considerations The risks set forth below are discussed in detail in the “Selected Risk Considerations” section in the accompanying preliminary pricing supplement and the “Risk Factors” sections in the accompanying prospectus supplement and product supplement. Please review the risk disclosure carefully. If the Ending Price of the Lowest Performing Underlying Stock Is Less Than Its Threshold Price, You Will Lose More Than 25%, and Possibly All, of the Principal Amount of Your Securities at Maturity. The Securities Are Subject to the Credit Risks of JPMorgan Financial and JPMorgan Chase & Co. As a Finance Subsidiary, JPMorgan Financial Has No Independent Operations and Has Limited Assets. You Are Exposed to the Risk of Decline in the Price of Each Underlying Stock Your Payment at Maturity Will Be Determined by the Lowest Performing Underlying Stock You Will Be Subject to Risks Resulting from the Relationship Among the Underlying Stocks The Benefit Provided by the Threshold Price May Terminate on the Calculation Day No Interest or Dividend Payments or Voting Rights Lack of Liquidity The Final Terms and Estimated Valuation of the Securities Will Be Provided in the Pricing Supplement. The Tax Consequences of an Investment in the Securities Are Uncertain. Potential Conflicts The Estimated Value of the Securities Will Be Lower Than the Original Issue Price (Price to Public) of the Securities . The Estimated Value of the Securities Does Not Represent Future Values of the Securities and May Differ from Others’ Estimates. The Estimated Value of the Securities Is Derived by Reference to an Internal Funding Rate. The Value of the Securities as Published by JPMS (and Which May Be Reflected on Customer Account Statements) May Be Higher Than the Then - Current Estimated Value of the Securities for a Limited Time Period. Secondary Market Prices of the Securities Will Likely Be Lower Than the Original Issue Price of the Securities. Many Economic and Market Factors Will Impact the Value of the Securities. No Affiliation with any Underlying Stock Issuer The Anti - Dilution Protection Is Limited and May Be Discretionary. The Maturity Payment Amount Will Depend upon the Performance of Each Underlying Stock and Therefore the Securities Are Subject to Risks Associated with each Underlying Stock, Each as Discussed in More Detail in the Accompanying Pricing Supplement and Product Supplement. SEC Legend: JPMorgan Chase Financial Company LLC and JPMorgan Chase & Co. have filed a registration statement (including a prospectus) with the SEC for any offerings to which these materials relate. Before you invest, you should read the prospectus in that registration statement and the other documents relating to this offering that JPMorgan Chase Financial Company LLC and JPMorgan Chase & Co. has filed with the SEC for more complete information about JPMorgan Chase Financial Company LLC and JPMorgan Chase & Co. and this offering. You may get these documents without cost by visiting EDGAR on the SEC web site at www.sec.gov. Alternatively, JPMorgan Chase Financial Company LLC and JPMorgan Chase & Co . , any agent or any dealer participating in the this offering will arrange to send you the prospectus and each prospectus supplement as well as any product supplement and preliminary pricing supplement if you so request by calling toll - free 1 - 866 - 535 - 9248 . As used in this fact sheet, “we,” “us” and “our” refer to JPMorgan Financial Company LLC. Wells Fargo Advisors is a trade name used by Wells Fargo Clearing Services, LLC and Wells Fargo Advisors Financial Network, LLC, members SIPC, separate registered broker - dealers and non - bank affiliates of Wells Fargo & Company.